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Careside Announces Proposed Private Placement

CULVER CITY, Calif.--January 28, 2000--CARESIDE Inc. (AMEX: CSA; CSA.W) today announced a proposed private placement of up to $10 million of a new series of convertible preferred stock. The Company intends to use the proceeds of the placement to further support its sales and marketing programs, to build inventory and provide working capital, and to support further product development. The Company may also use a portion of the proceeds to repay a $2 million convertible loan from S.R. One, Limited, a venture company affiliated with SmithKline Beecham Corporation, if the loan is not converted to equity. The offering, if it is completed, will provide the additional funds which the Company had expected to raise in its June 1999 initial public offering.

The securities offered will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under applicable securities laws, or absent the availability of an exemption from registration or qualification requirements.

Certain statements contained herein are ``Forward Looking'' statements as such term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's proposed private placement and intended use of proceeds therefrom. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied. Factors that could cause results to differ materially from those expressed or implied include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.